                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-57397

PROSPECTUS

                           THE LEARNING COMPANY, INC.


                         521,021 SHARES OF COMMON STOCK

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         This prospectus covers the offer and sale (the "Offering") of 521,021 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of The Learning Company, Inc. (the "Company"). The Shares may be offered and sold from time to time for the account of certain stockholders of the Company (the "Selling Stockholders"). See "The Selling Stockholders." The Shares were issued to the Selling Stockholders in connection with the acquisition by the Company of PF.Magic, Inc. ("PF.Magic") on May 14, 1998 though the merger of PF.Magic with and into a wholly-owned subsidiary of the Company. See "The Acquisition."

         The Company will not receive any of the proceeds from the sale of the Shares covered by this Prospectus. The Company will bear all costs (excluding
(i) any brokerage fees, selling commissions or underwriting discounts incurred by the Selling Stockholders in connection with sales hereunder and (ii) the fees and expenses of any counsel retained by the Selling Stockholders), fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company, fees and expenses of accountants for the Company, printing expenses and blue sky fees and expenses.

         The Shares covered by this Prospectus may be sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, in the over-the-counter market, through the writing of options on the Shares, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

         The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. See "Plan of Distribution."

         The Company's Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "TLC." On June 29, 1998, the closing sale price of the Common Stock on the NYSE was $28.125 per share.

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               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
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          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                  The date of this Prospectus is June 30, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

                  (i) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998, filed with the Commission on March 13, 1998;

                  (ii) The Company's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended January 3, 1998, filed with the Commission on May 28, 1998;

                  (iii) The Company's Amendment No. 2 to Annual Report on Form 10-K for the fiscal year ended January 3, 1998, filed with the Commission on June 19, 1998;

                  (iv) The Company's Current Report on Form 8-K, dated March 12, 1998, and filed with the Commission on March 17, 1998;

                  (v) The Company's Definitive Proxy Statement for the Annual Meeting of Stockholders to be held on May 21, 1998, filed with the Commission on April 2, 1998;

                  (vi) The Company's Current Report on Form 8-K, dated March 27, 1998, and filed with the Commission on April 13, 1998;

                  (vii) The Company's Amendment No. 1 to Current Report on Form 8-K/A, dated March 27, 1998, and filed with the Commission on April 29, 1998;

                  (viii) The Company's Amendment No. 2 to Current Report on Form 8-K/A, dated March 27, 1998, and filed with the Commission on May 8, 1998;

                  (ix) The Company's Amendment No. 3 to Current Report on Form 8-K/A, dated March 27, 1998, and filed with the Commission on May 20, 1998;

                  (x) The Company's Amendment No. 4 to Current Report on Form 8-K/A, dated March 27, 1998, and filed with the Commission on May 29, 1998;

                  (xi) The Company's Quarterly Report on Form 10-Q for the quarter ended April 4, 1998, filed with the Commission on May 13, 1998;

                  (xii) The Company's Registration Statement on Form 8-A, filed with the Commission on October 29, 1996; and

                  (xiii) The Company's Current Report on Form 8-K, dated June 21, 1998, and filed with the Commission on June 24, 1998.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: The Learning Company, Inc., One Athenaeum Street, Cambridge, Massachusetts 02142, Attention: Secretary, Telephone: (617) 494-1200.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.

                                   THE COMPANY

         The Learning Company, Inc. (the "Company") develops and publishes a broad range of high quality branded consumer software for personal computers ("PCs") that educate across every age category, from young children to adults. The Company's primary emphasis is in education and reference software, but it also offers a selection of lifestyle, productivity and, to a lesser extent, entertainment products, both in North America and internationally.

         The Company's educational products are principally sold under a number of well known brands, including The Learning Company, MECC and Creative Wonders brands. The Company develops and markets educational products for children ages 18 months to 7 years in the popular "Reader Rabbit" family, which includes both single-subject and multi-subject titles such as Reader Rabbit's Reading 1 and Reader Rabbit's Math 1, and Reader Rabbit's Toddler, Reader Rabbit's Pre-School, Reader Rabbit's Kindergarten and Reader Rabbit's 1st Grade. The Company also publishes educational products for this age group based on the popular Sesame Street and Madeline characters, among others. For children seven years and older, the Company develops and markets engaging educational products such as the long-running "Trail" series, which includes Oregon Trail 3rd Edition, as well as products based on the popular Baby-Sitter's Club books. During 1997, the Company launched its American Girls Premiere title, which is marketed towards girls in this age group.

         The Company develops and markets several different lines of software designed to teach children and adults such foreign languages as French, German, Spanish and Japanese. These lines include, among others, the Learn to Speak and Berlitz lines of products.

         The Company's reference products include the "Compton's Home Library" line which includes, among others, Compton's Interactive Encyclopedia and Compton's World Atlas. In addition, the Company offers a line of medical reference products that includes BodyWorks, Home Medical Reference Library and Mosby's Medical Encyclopedia. The Company's productivity line is marketed under the SoftKey and the Creative Office brands. The Company also publishes a lower-priced line of products in box version under the Key and Classics brands and a jewel-case only version under the SoftKey brand.

         During 1997, the Company began offering an Internet filtering product with the introduction of the popular Cyber Patrol, which allows parents and teachers to choose what content on the Internet is appropriate for children. Adults can choose to block material organized into many different categories such as violence, nudity, and explicit sexual material and hate speech. In addition to marketing the product to homes and schools, the Company is also marketing to corporations a version of Cyber Patrol that can block sites with content such as sports, leisure and shopping to improve productivity in the office.

         The Company distributes its products through retail channels, including direct sales to computer electronics stores, office superstores, mass merchandisers, discount warehouse stores and software specialty stores which control over 23,000 North American storefronts. The Company also sells its products directly to consumers through the mail, telemarketing and the Internet, and directly to schools. The Company's international sales are conducted from subsidiaries in Germany, France, Holland, Ireland, the United Kingdom, Australia and Japan. The Company also derives revenue from licensing its products to original equipment manufacturers ("OEMs") which bundle the Company's products for sale with computer systems or components and through on-line offerings.

         The Company has a history of acquiring companies in order to broaden its product lines and sales channels. In May 1998, the Company completed the acquisition of PF.Magic, a publisher of virtual life software for children. In March 1998, the Company and certain of its affiliates completed the acquisition of Mindscape, Inc. and certain related companies (collectively, "Mindscape"), a publisher of educational, productivity and entertainment software. During 1997, the Company completed a number of small complementary acquisitions in the educational software segment. During the third quarter of 1997, the Company acquired Learning Services Inc. ("Learning Services") (a national school software catalog for teachers), Skills Bank Corporation ("Skills Bank") (a developer of older age and remedial educational software for schools) and Microsystems Software, Inc. ("Microsystems") (an Internet filtering publisher and creator of Cyber Patrol). During the fourth quarter of 1997, the Company and certain of its affiliates acquired control of Creative Wonders, L.L.C. ("Creative Wonders") (a developer of branded children's educational software) and acquired TEC Direct (the publisher of an educational consumer software catalog). The Company has also entered into an agreement dated June 2, 1998 to acquired SofSource, Inc., a leading publisher of educational and test software for high school and college students. The closing of the transaction is subject to certain conditions, including expiration of waiting periods under pre-merger notification regulations.

         In May 1996, the Company consummated the acquisition of MECC, an educational software publisher. That acquisition, together with the acquisitions in December 1995 of The Learning Company ("The Former Learning Company") and Compton's NewMedia, Inc. ("Compton's"), marked the completion of the Company's strategic initiative to expand its educational software franchise.

         The Company was incorporated in California in October 1978 and reincorporated in Delaware in October 1986. In February 1994, the Company, which was then known as WordStar International Incorporated, completed a three-way business combination with SoftKey Software Products Inc. and Spinnaker Software Corporation in which the Company changed its name to SoftKey International Inc. In October 1996, the Company changed its name from SoftKey International Inc. to The Learning Company, Inc. to reflect its expanded emphasis on educational software. The Company's executive offices are located at One Athenaeum Street, Cambridge, Massachusetts 02142. Its telephone number is (617) 494-1200, and its internet web site is located at http:/www.learningco.com. "The Learning Company, Inc." and all of the Company's logos and product names are trademarks of the Company.

                              RECENT DEVELOPMENTS

         On June 22, 1998, the Company and Broderbund Software, Inc. ("Broderbund") announced that they had reached a definitive agreement for the Company to acquire Broderbund in a merger pursuant to which the Company will issue 0.80 shares of the Company's Common Stock in exchange for each outstanding share of Broderbund's Common Stock.

         The closing of the merger is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                  RISK FACTORS

         The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

INTENSE COMPETITIVE ENVIRONMENT

         The consumer software industry is intensely and increasingly competitive and is characterized by rapid changes in technology and customer requirements. The Company competes for retail shelf space and general consumer awareness with a number of companies that market consumer software. The Company encounters competition from both established companies, including the largest companies in the industry, and new companies that may develop comparable or superior products. A number of the Company's competitors and potential competitors possess significantly greater capital, marketing resources and brand recognition than the Company. Rapid changes in technology, product obsolescence and advances in computer software and hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis. The Company's marketplace has recently experienced a higher emphasis on online and Internet related services and content tailored for this new delivery vehicle. To the extent that demand increases for online products and content, the demand for the Company's existing products may change. There can be no assurance that the Company will be able to successfully maintain market share and otherwise compete successfully in the future.

         Competitive pressures in the software industry have resulted, and the Company believes may continue to result, in pressure to reduce the prices of its products or risk loss of market share. In response to such competitive pressures during early 1997 the Company reduced the retail selling price of certain of its educational products. There can be no assurance that the Company's product selling prices will not continue to decline in the future or that the Company will not respond to such declines with additional price reductions. Such price reductions may reduce the Company's revenues and operating margins in the future. During 1997, the Company and many of its competitors began using rebate coupons in order to induce consumers to purchase their products. In addition, the Company uses various forms of prints and television advertising to enhance brand and product awareness. The use of these methods of channel marketing and advertising is becoming more prevalent among the larger consumer software publishers. To the extent that the Company fails to match competitor's future channel marketing and advertising programs, it could risk loss of market share and corresponding revenues and operating profits.

         Large companies with substantial bases of intellectual property content in the motion picture and media industries, sophisticated product marketing and technical abilities and/or financial resources that may not need to realize an immediate profit or return on investment have increasingly entered or announced their intention to enter the consumer software market. These competitors include Microsoft Corporation, The Walt Disney Company, Mattel, Inc., Hasbro, Inc. and Cendant Corporation (formerly CUC International Inc.). For example, technology companies have begun to acquire greater access to content, and content-oriented companies have begun to acquire greater technological capabilities. To the extent that competitors achieve a performance, price or distribution advantage, the Company could be adversely affected. Furthermore, increased consolidation of the consumer software market may impact future growth potential and performance.

INTENSE COMPETITION FOR DISTRIBUTION CHANNELS

         In the retail distribution channel resellers typically have available a limited amount of shelf space and promotional resources. There is intense competition for high quality and adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer computer platforms and products increases, this competition for shelf space may also increase. The Company also competes for shelf space against non-educational and reference category publishers such as games. To the extent that these vendors acquire greater shelf space, the Company's position may be reduced. Mass merchants such as Wal-Mart and Kmart are increasingly becoming a larger portion of the Company's sales. As these retailers achieve greater market share from the traditional software retailers, the Company may experience higher marketing costs and increased competition for shelf space, which could impact future sales and operating margins. Additionally, as technology changes, the type and number of distribution channels will further change and new types of competitors, such as cable or telephone companies, are likely to emerge. There can be no assurance that the Company will compete effectively in these channels in the future.

         The retail channels of distribution available for products are subject to rapid changes as retailers and distributors enter and exit the consumer software market or alter their product inventory preferences. Other types of retail outlets and methods of product distribution may become important in the future. These new methods may include delivery of software using online services or the Internet, which will necessitate certain changes in the Company's business and operations including addressing operational challenges such as improving download time for pictures, images and programs, ensuring proper regulation of content quality and developing sophisticated security for transmitting payments. Should on-line distribution channels increase, the Company will be required to modify its existing technology platforms in order for its products to be compatible and remain competitive. It is critical to the success of the Company that, as these changes occur, it maintain access to those channels of distribution offering software in its market segments.

ACQUISITIONS, BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

         The Company has historically expanded its business through, among other strategies, acquisitions, business combinations and strategic alliances. Moreover, the consumer software industry as a whole has recently experienced consolidation. The Company believes that its customers will in the future demand that the Company offer increasing numbers of titles throughout the range of product categories. The Company believes that in many cases the most efficient means to acquire such titles or the ability to develop or license such titles is to enter into acquisitions, business combinations or strategic alliances with consumer software companies and others.

         The Company continuously evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition (whether negotiated or non-negotiated) and continuously engages in discussions with certain businesses in pursuit of possible transactions. Certain of these businesses may be substantial in size as compared to the Company. There can be no assurance that the Company will enter into any such transaction or, if the Company does identify and consummate such a transaction, that the transaction will enable the Company to achieve its goals.

         Acquisitions or business combination transactions that would result in further expansion of the Company's business in the entertainment and educational product areas may result in a higher degree of product acceptance risk and longer development cycles for the Company's products. In addition, companies that develop entertainment software (for PC, Sega, Nintendo and 3DO platforms) typically experience lower gross margins than the Company has experienced from its current operations. Further, should purchase accounting be used by the Company for future acquisitions or business combination transactions, such accounting treatment may result in large, one-time expense charges for in-process research and development costs and short amortization periods for acquired technology and other intangible assets acquired in the transaction.

         Competition for suitable acquisitions, business combinations and strategic alliances and the cost of these transactions have recently been increasing. The future availability of desirable prospects for these transactions in the computer software industry is uncertain. In addition, assuming that the Company is able to identify appropriate transaction prospects, the execution and implementation of acquisitions, business combinations and strategic alliances involves a significant time commitment from senior management and can result in large restructuring costs. There can be no assurance that suitable opportunities will be identified, that transactions can be consummated or that assets, businesses or relationships acquired in such transactions can be integrated successfully into the Company's operations.

LEVERAGE

         As of June 15, 1998, the Company had outstanding $190,995,000 principal amount of 5 1/2% Senior Convertible Notes due 2000 (the "Notes"). The Notes will be redeemable by the Company on or after November 2, 1998 at declining redemption prices. If the holders of the Notes do not convert the Notes held by them into Common Stock, there can be no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements, or that the Company will be able to repay the Notes at maturity or in accordance with their respective terms or to refinance the Notes on favorable terms or at all.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES; KEY EMPLOYEES

         The Company is currently experiencing a period of rapid growth that is placing and will likely continue to place a strain on the Company's financial, management and other resources in the future. The Company's ability to continue to manage its growth effectively will require it, among other things, to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected. For example, over the past two years, the Company has acquired The Former Learning Company, Compton's, Compton's Learning Company, MECC, Learning Services, Skills Bank, Microsystems, TEC Direct and Mindscape, among other companies. Should certain key employees not be retained, future operating results may be adversely affected.

         Additionally, as a result of such acquisitions, the Company faces challenges relating to integration of operations such as coordinating geographically separate organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining organizations may cause an interruption of, or a loss of momentum in, the activities of the Company's business, which could have an adverse effect on the revenues and operating results of the Company, at least in the near term.

         The ability of software companies with significant internal development and marketing capabilities to continue to manage growth, develop competitive new products and respond to rapid technological change depends on an ability to attract, motivate, manage and retain talented developers, product marketers and other employees with valuable technological and marketing expertise. The Company's educational software products require a substantially larger internal development and marketing staff than its operations had previously required. If the Company is unable to attract, motivate, manage and retain such employees, the Company's results of operations will likely be adversely affected.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

         The Company operates in a highly competitive and technology driven environment. The consumer software industry is undergoing substantial change and is subject to a high level of uncertainty. Software companies must continue to develop or acquire new products or upgrade existing products on a timely basis to sustain revenues and profitable operations. Factors contributing to the short life span of PC software have included rapid technological change and an expanded demand for content-rich products. Software companies must continue to create or acquire innovative new products reflecting technological changes in hardware and software and translate current products into newly accepted hardware and software formats, in order to gain and maintain a viable market for their products. PC hardware, in particular, is steadily advancing in power and function, expanding the market for increasingly complex and flexible software products. This has also resulted in longer periods necessary for research and development of new products and a greater degree of unpredictability in the time necessary to develop products. Furthermore, the rapid changes in the market and the increasing number of new products available to consumers have increased the degree of consumer acceptance risk with respect to any specific title that the Company may publish. It is expected that this trend will continue and may become more pronounced in the future.

         Similarly, the Company's product-content focus and enhanced presence in the educational and reference software market have required and will continue to require the Company to evaluate and adopt appropriate development and marketing strategies and methods, which may differ from those historically employed by the Company and may subject the Company to the risks and competitive pressures associated with those new strategies.

         The Company's rights to license many of its software products are non-exclusive and, generally, of limited duration, and there is no assurance the Company will be able to continue to obtain new products from developers or to maintain or expand its market share in the event that a competitor offers the same or similar software products. If the Company is unable to develop or acquire new products in a timely manner as revenues decrease from products reaching the end of their natural life cycle, the Company's results of operations will be adversely affected.

         Certain of the Company's products, such as The American Girls Premiere and the Sesame Street line of products, among others, include branded content licensed from third parties. This content is licensed pursuant to agreements with terms of finite duration and which may contain restrictions on the Company's ability to develop future products without the consent of the applicable licensor. If the Company is not able to develop future products under these agreements or enter into alternative arrangements with the same or additional licensors, the Company's operating results could be adversely affected.

COMPETITION FOR SHELF SPACE AND PROMOTIONAL SUPPORT

         Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition among high-quality educational software products for adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies, as well as cooperative market development funds. Retailers often require software publishers to pay fees in exchange for preferred shelf space. The amounts paid to retailers by software publishers for preferred shelf space are customarily determined by arms-length negotiations on a case by case basis, and there is no general formula or industry standard for determining such fees. There can be no assurance that such retailers will continue to purchase the

Company's products, provide the Company's products with adequate levels and quality of shelf space or continue to participate with the Company in cooperative advertising, promotional or market development arrangements. In addition, the Company has implemented new promotional programs, including coupon rebates and other various programs through print and television media. These programs may increase the Company's cost of marketing and reduce operating margins.

SIGNIFICANT PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE

         Recently, several major publishers of PC software, including the Company, have significantly reduced the prices of their products with the goal of gaining greater market share. The retail and wholesale prices of many of the Company's products have declined and the Company has introduced new lines of lower-priced software products. There can be no assurance that such price reductions or new product lines will result in an increase in unit sales volume or that prices will not continue to decline in the future. Such a decline would lead to a decrease in the revenues from, and gross margin on, sales of such products in the future and could result in lower cash flow or operating margins.

RISK OF INTERNATIONAL OPERATIONS

         The Company derived approximately 19% of its revenues in the year ended January 3, 1998 from sales occurring outside North America. These revenues are subject to the risks normally associated with international operations, including currency conversion risks, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and the necessity of obtaining requisite export licenses, which on occasion may be delayed or difficult to obtain. In addition, while United States copyright law, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Software piracy has been, and can be expected to be, a persistent problem for participants in the "shrink-wrap" software industry, including the Company. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

PROTECTION OF PROPRIETARY RIGHTS; RISK OF INFRINGEMENT CLAIMS

         The Company relies on a combination of trade secret, copyright, trademark and other proprietary rights laws and license agreements to protect its rights to its software products and related documentation. The Company does not have any patents. United States copyright law, international conventions and international treaties, however, may not provide meaningful protection against unauthorized duplication of the Company's software. The Company generally licenses its externally developed products rather than transferring title and has relied on contractual arrangements with recipients and users of its products to establish certain proprietary rights and to maintain confidentiality of those products protected by trade secret law. Consistent with standard industry practice, the Company's products generally are licensed pursuant to "shrink-wrap" licenses that are not signed by the licensee. The enforceability of such licenses has not been conclusively determined. The Company's products do not contain any mechanisms to prevent or inhibit unauthorized copying.

         The Company has registered numerous trademarks in the United States and Canada, and a smaller number in other countries, for titles or components of its products and has trademark registrations pending in the United States and other countries for various new products.

Policing unauthorized use of a broadly disseminated product such as PC software is very difficult. Software piracy can be expected to be a persistent problem for the "shrink-wrap" software industry. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

         The Company periodically receives communications alleging or suggesting that its products may incorporate material covered by the copyrights, trademarks or other proprietary rights of third parties. With the increased use of music and animation in CD-ROM products and the increased number of software products on the market generally, the Company is likely to experience an increase in the number of infringement claims asserted against it in the future. With respect to licensed products, the Company is generally indemnified against liability on these matters. The Company's policy is to investigate the factual basis of such communications and to resolve such matters promptly by enforcing its rights, negotiating licenses (if necessary) or taking other appropriate actions.

         In certain circumstances, litigation may be necessary to enforce the Company's proprietary rights, to protect copyrights, trademarks and trade secrets and other intellectual property rights owned by the Company or its licensors, to defend the Company against claimed infringements of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation, whether with or without merit, could be costly and a diversion of management's attention, which could have an adverse effect on the Company's business, operating results or financial condition. Adverse determinations in litigation relating to any of the Company's products could result in the loss of the Company's proprietary rights, subject the Company to liabilities, require the Company to seek licenses from third parties or prevent the Company from selling that product.

DEPENDENCE ON MAJOR SUPPLIER

         In 1997, the production, assembly and distribution of the Company's North American line of products was performed by two units of Bertelsmann AG (collectively, "BMG"), (with the exception of school channel products and certain OEM products). The Company believes that BMG's existing production capacity is sufficient to handle anticipated increases in volume and titles into the foreseeable future. Although the Company believes that suitable alternative suppliers exist, there can be no assurance that any termination or modification of the agreement with BMG would not result in a short-term business interruption for the Company.

YEAR 2000 COMPLIANCE

The Company has initiated an internal study to ensure that its computer systems and related applications are Year 2000 compliant. The Company has been taking, and will continue to take, actions intended to resolve Year 2000 issues through planned replacement or upgrades of its software systems. During the execution of this project the Company has incurred, and may continue to incur, internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare systems for the year 2000. Based on information currently available to it, the Company believes it will be able to modify or replace any affected systems in time to minimize any detrimental effects on operations, and that any additional associated costs will not be material to the financial condition or results of operations of the Company. The Company is in the process of determining the effect of this issue on its vendors' and customers' systems. There can be no assurance that the systems of such third parties will be Year 2000 compliant on a timely basis, or that the Company's results of operations will not be adversely affected by the failure of systems operated by third parties to properly operate in the year 2000.

HISTORY OF OPERATING LOSSES

         A variety of factors may cause period-to-period fluctuations in the Company's operating results, including integration of operations resulting from acquisitions of companies, products or technologies, revenues and expenses related to the introduction of new products or new versions of existing products, changes in selling prices, customer delays in purchases in anticipation of upgrades to existing products, currency fluctuations, dealer and distributor order patterns, general economic trends or a slowdown of PC sales and seasonality of customer buying patterns. Historical operating results of the Company and its predecessors cannot be relied upon as indicative of the future performance of the Company. On an historical basis, the Company incurred net losses of $65,960,000 for the year ended January 6, 1996 (after amortization, merger and other costs of $103,172,000), $405,451,000 for the year ended January 4, 1997 (after amortization, merger and other costs of $501,330,000) and $475,667,000 for the year ended January 3, 1998 (after amortization, merger and other costs of $515,016,000). The Company had net income of $21,145,000 for the year ended December 31, 1994. There can be no assurance that the Company will be profitable in the future.

CAPITAL RESOURCES

         The expansion of the Company's current business involves significant financial risk and capital investment. There is no assurance that financing will be available in the future to meet the needs of the Company for additional investment.

DEPENDENCE ON CONTINUED PERSONAL COMPUTER SALES

         The success of the Company is dependent upon the continuing use of PCs, and especially multimedia PCs, in the consumer and school market. A general decrease in unit sales of PCs or shift to an alternative means of delivery could adversely affect the Company's future results of operations.

VOLATILITY OF STOCK PRICE

         The Common Stock is quoted on the NYSE. The market price of the Common Stock, like that for the shares of many other high technology companies, has been and may continue to be volatile. Recently, the stock market in general and the shares of personal computer software companies in particular have experienced significant price fluctuations. These broad market fluctuations, as well as general economic and political conditions and factors such as quarterly fluctuations in results of operations, the announcement of technological innovations, the introduction of new products by the Company or its competitors and general conditions in the computer hardware and software industries may have a significant impact on the market price of the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company will bear all costs (excluding any underwriting discounts and commissions or expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in taking possession of or disposing of the Shares), fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company, fees and expenses of accountants for the Company, printing expenses and blue sky fees and expenses.

                                 THE ACQUISITION

         Pursuant to an Agreement and Plan of Merger, dated April 30, 1998 (the "Merger Agreement"), by and among the Company, PF.Magic and PSM Merger Corp., PF.Magic merged with and into PSM Merger Corp., a wholly owned subsidiary of the Company. As a result of the merger, the stockholders of PF.Magic (collectively, the "PF. Magic Stockholders") became stockholders of the Company. As payment for the purchase price, the Company issued 471,370 shares of its Common Stock to the PF. Magic Stockholders.

         Pursuant to the Merger Agreement, the Company issued 24,394 shares of Common Stock to Frost & Berman Incorporated, one of the Selling Stockholders ("F&B"), for consulting and advisory services rendered by F&B in connection with the Acquisition.

         Pursuant to the terms of the Merger Agreement, 49,651 shares of the Common Stock of the Company issued to the Selling Stockholders were placed in escrow as a source of indemnification for the Company. These shares are scheduled to be released from escrow upon (i) for items expected to be encountered in the audit process, the earlier of (A) May 14, 1999; and (B) the issuance of the first independent audit report on the Company's financial statements which includes the financial results of TEC Direct; and (ii) for all other items, May 14, 1999, provided that shares will not be released from escrow to the extent necessary to secure or satisfy any claim for indemnification made by the Company prior to such date.


                            THE SELLING STOCKHOLDERS

         The following table sets forth, to the knowledge of the Company, certain information, as of June 15, 1998, with respect to the Selling Stockholders for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares. The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholders in connection with the acquisition of PF.Magic. See "The Acquisition."

         To the Company's knowledge, none of the Selling Stockholders holds any position or office with, has been employed by, or has otherwise had a material relationship with the Company or any of its subsidiaries within the past three years.




                                                                                   Number of
                                           Number of                               Shares of         Percentage of
                                           Shares of                                Common             Shares of
                                         Common Stock          Number of             Stock            Common Stock
                                         Beneficially          Shares of         Beneficially         Beneficially
                                        Owned Prior to        Common Stock        Owned after         Owned after
     Name of Selling Stockholder        Offering(1)(3)       Offered Hereby     Offering(1)(2)      Offering (1)(2)
     ---------------------------        --------------       --------------     --------------      ---------------
Ernest W. Adams and                         1,287                1,287                 0                     0
Mary Ellen Foley
Jacek Adamiec                                 190                  190                 0                     0
Noah L. Anglin                                708                  708                 0                     0


                                                                                   Number of
                                           Number of                               Shares of         Percentage of
                                           Shares of                                Common             Shares of
                                         Common Stock          Number of             Stock            Common Stock
                                         Beneficially          Shares of         Beneficially         Beneficially
                                        Owned Prior to        Common Stock        Owned after         Owned after
     Name of Selling Stockholder        Offering(1)(3)       Offered Hereby     Offering(1)(2)      Offering (1)(2)
     ---------------------------        --------------       --------------     --------------      ---------------
Bayview Investors, Ltd.                      21,759               21,759                 0                     0
Travis Boatman                                   20                   20                 0                     0
David Brownstein                                 81                   81                 0                     0
Jeremy Cantor                                    49                   49                 0                     0
Ann Mei Chang                                   129                  129                 0                     0
Steven Choi                                   4,508                4,508                 0                     0
John Danhakle                                   579                  579                 0                     0
Anthea Fane                                      17                   17                 0                     0
Steven Feuling                                  515                  515                 0                     0
William Friedewald                              279                  279                 0                     0
Frost & Berman Incorporated                  24,394               24,394                 0                     0
Robert Fulop                                 74,641               74,641                 0                     0
Christina Garden                                 49                   49                 0                     0
R. James Guerard                              1,287                1,287                 0                     0
Charles F. Hacskaylo                            161                  161                 0                     0
David Han                                     5,617                5,617                 0                     0
Les Hedger                                      338                  338                 0                     0
Joan Howard                                      71                   71                 0                     0
Daphne West Jackson                              17                   17                 0                     0
Andrew Kaluzniacki                              387                  387                 0                     0
Cynthia Karr                                     13                   13                 0                     0
Elizabeth Karr                                   13                   13                 0                     0
Karr Family 1982 Trust                           29                   29                 0                     0
Teri Keyser                                      39                   39                 0                     0
Keith Kirby                                   1,673                1,673                 0                     0
Lucent Technologies, Inc.                    58,864               58,864                 0                     0
George and Anna Mandel                          857                  857                 0                     0

                                                                                   Number of
                                           Number of                               Shares of         Percentage of
                                           Shares of                                Common             Shares of
                                         Common Stock          Number of             Stock            Common Stock
                                         Beneficially          Shares of         Beneficially         Beneficially
                                        Owned Prior to        Common Stock        Owned after         Owned after
     Name of Selling Stockholder        Offering(1)(3)       Offered Hereby     Offering(1)(2)      Offering (1)(2)
     ---------------------------        --------------       --------------     --------------      ---------------
Kimberly B. Reiss Maron                          13                   13                 0                     0
Michael Masters                                  17                   17                 0                     0
Christopher Mayer                                49                   49                 0                     0
Bradley McKee                                   100                  100                 0                     0
Douglas C. Modie                                 65                   65                 0                     0
Scott Oki                                    54,262               54,262                 0                     0
W. Preston Raisin                             3,486                3,486                 0                     0
Brenda D. Ross                                   49                   49                 0                     0
RS & Co. IV, L.P.                           123,299              123,299                 0                     0
Eric Rudney                                     579                  579                 0                     0
David Schwartz and                            4,508                4,508                 0                     0
Rosemarie Ratto
John Scull                                   79,471               79,471                 0                     0
James Stiefelmaier                              258                  258                 0                     0
Jesse Sugarman                                   26                   26                 0                     0
Venture Lending, a division of                6,025                6,025                 0                     0
Cupertino National Bank
Paul Wilkerson                                  592                  592                 0                     0

----------------------

* Less than one percent of the number of shares of Common Stock outstanding.

(1) The number of Shares beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Shares as to which the individual has sole or shared voting power or investment power and also any Shares which the individual has the right to acquire within 60 days after June 15, 1998 through the exercise of any stock option or other right. The inclusion herein of such Shares, however, does not constitute an admission that the Selling Stockholders are direct or indirect beneficial owners of such Shares. The Selling Stockholders have sole voting power and investment power with respect to all Shares listed as owned by the Selling Stockholders.

(2) It is unknown if, when or in what amounts a Selling Stockholder may offer Shares for sale and there can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby. Because the Selling Stockholders may offer all or some of the Shares pursuant to this Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholders after completion of the Offering, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of the Offering. However, for purposes of this table, the Company has assumed that, after completion of the Offering, no Shares will be held by the Selling Stockholders.

(3) Includes the following number of shares of Common Stock placed in escrow pursuant to the terms of the Merger Agreement: Ernest W. Adams and Mary Ellen Foley (143); Jacek Adamiec (21); Noah L. Anglin (79); Bayview Investors, Ltd. (2,418); Travis Boatman (2); David Brownstein
         (8); Jeremy Cantor (5); Ann Mei Chang (14); Steven Choi (500); John Danhakle (64); Anthea Fane (1); Steven Feuling (57); William Friedewald
         (31); Robert Fulop (8,293); Christian Garden (5); R. James Guerard
         (143); Charles F. Hacskaylo (18); David Han (624); Les Hedger (38); Joan Howard (8); Daphne West Jackson (1); Andrew Kaluzniacki (42); Cynthia Karr (1); Elizabeth Karr (1); Karr Family 1982 Trust (3); Teri Keyser (4); Keith Kirby (186); Lucent Technologies, Inc. (6,540); George and Anna Mandel (95); Kimberly B. Reiss Maron (1); Michael Masters (1); Christopher Mayer (5); Bradley McKee (11); Douglas C. Modie (7); Scott Oki (6,029); W. Preston Raisin (3,486); Brenda D. Ross
         (5); RS & Co. IV, L.P. (13,700); Eric Rudney (64); David Schwartz and Rosemarie Ratto (500); John Scull (8,830); James Stiefelmaier (28); Jesse Sugarman (3); Venture Lending, a division of Cupertino National Bank (669); Paul Wilkerson (66).




                              PLAN OF DISTRIBUTION

         The Shares covered hereby may be offered and sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (ii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iii) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders, or from their pledgees, donees, transferees or other successors in interest in amounts to be negotiated immediately prior to the sale.

         In offering the Shares covered hereby, the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) such time as all of the Shares have been disposed of pursuant to and in accordance with such Registration Statement; or (ii) May 14, 1999. The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such period.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Neal S. Winneg, General Counsel of the Company. Mr. Winneg owns options to purchase an aggregate of 131,500 shares of Common Stock, which are to become exercisable in periodic installments through January 1999.

                                     EXPERTS

         The consolidated balance sheets as of January 3, 1998 and January 4, 1997 and the consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended January 3, 1998, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of the firm as experts in accounting and auditing.

         The financial statements as of December 31, 1997 and for the year then ended of the Mindscape Group, incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER
OR SOLICITATION WOULD BE UNLAWFUL.   NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY
OR THAT THE  INFORMATION CONTAINED HEREIN IS CORRECT AS OF
ANY DATE HEREOF.

                                TABLE OF CONTENTS
                                                                            PAGE
Available Information........................                                  3
Incorporation of Certain Documents
  By Reference...............................                                  3
Special Note Regarding Forward-Looking
  Information................................                                  5
The Company..................................                                  6
Recent Developments..........................                                  7
Risk Factors.................................                                  8
Use of Proceeds..............................                                 14
The Acquisition..............................                                 15
The Selling Stockholders.....................                                 15
Plan of Distribution.........................                                 18
Legal Matters................................                                 18
Experts......................................                                 19



                           THE LEARNING COMPANY, INC.

                                 521,021 SHARES
                                  COMMON STOCK











                                   PROSPECTUS









                                  June 30, 1998

================================================================================